Exhibit 99.1


                        MEDCATH'S ARKANSAS HEART HOSPITAL
              RECEIVES MEDICARE CERTIFICATION AND OPENS ON SCHEDULE

Charlotte, North Carolina (March 4, 1997) -- MedCath Incorporated (Nasdaq/NM:MCTH) today announced that the Arkansas Department of Health completed its inspection of the Arkansas Heart Hospital on March 3, 1997, and all conditions of compliance regarding Medicare regulations were met without exception. Concurrent with receiving the Medicare certification, the Company officially opened the hospital, MedCath's second heart hospital, on schedule with Company expectations. Upon processing of the certification by the Health Care Financing Administration (HCFA) regional office, the hospital will receive its Medicare provider number which will then allow the hospital to begin billing for its services retroactive to the certification date of March 3, 1997. The Company expects that the hospital will receive the Medicare provider number during the quarter ended June 30, 1997.

         Stephen R. Puckett, president of MedCath said, "This certification is an important event for our hospital which opened on schedule and began treating patients on February 28, 1997. We are pleased with the efforts of our physician partners and the team of dedicated health professionals who have worked so hard over the past year. This certification is the critical milestone in the opening of any new inpatient facility. With the hospital now open, our efforts to improve the delivery of inpatient cardiac care is underway in Little Rock."

         Statements contained in this press release which are not historical facts may be considered forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected. Such risks and uncertainties include construction and development risks associated with heart hospitals; operating losses and negative cash flows during the initial operation of heart hospitals; dependence on physician relationships; dependence on long-term management contracts; fluctuations in quarterly operating results from seasonality, population shifts, third-party payor mix, patient volumes, operating costs and other factors; dependence on key management; as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

         MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates two specialty heart hospitals and has four additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.


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